Exhibit 10.1

ELEVENTH SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION
PURSUANT TO THE VF CORPORATION AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Article I. Purpose

The purpose of this Eleventh Supplemental Annual Benefit Determination (the “Determination”) is to provide to designated Participants a Supplemental Pension under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan (the “SERP”).

Article II. Definitions

As used herein, words and phrases shall have such meanings as are set forth in the SERP and the VF Corporation Pension Plan (“Pension Plan”). “Committee” shall mean the Compensation Committee of the Board of Directors of VF Corporation, or any successor committee thereto.

Article III. Eligibility for Benefits

The Supplemental Pension shall be payable to the Participant if his or her employment ceases by reason of: 1) retirement on his or her Normal Retirement Date, 2) termination of employment or 3) death while an Employee.

Article IV. Supplemental Pension Benefits

               4.01 Normal Retirement: The Participants in this Determination shall receive the following Supplemental Pension payable at Normal or Late Retirement:

(a)	The Normal Retirement Benefit otherwise payable to the Participant under the Pension Plan computed without application of the maximum benefit limitation imposed under Section 415(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor section thereto, which limits the annual benefit payable with respect to the Participant from a defined benefit plan such as the Pension Plan, but without regard to the amount set forth in Appendix IV to the Pension Plan for such Participant.

(b)	The Supplemental Pension set forth in Section 4.01(a) shall be reduced by any benefits payable to the Participant under the Pension Plan.

               4.02 Termination of Employment: The Supplemental Pension payable by reason of the Participant’s termination of employment shall be equal to the benefit provided by Section 4.01 above multiplied by a fraction. The numerator of this fraction shall be the number of full and part years of the Participant’s employment with the Corporation. The denominator of this fraction shall be the number of full and part years of the Participant’s employment as if the Participant had been employed until Normal Retirement Date.

               4.03 Death while an Employee: The Supplemental Pension payable upon the death of the Participant while an Employee shall be as provided by Section 4.02.

               4.04 Form of Supplemental Pension: The form of benefits payable to the Participant shall be the form which has been elected under the Pension Plan unless the Participant or Beneficiary has elected a different form under this Determination. Except as otherwise provided in this Section 4.04, payment of Supplemental Pension benefits hereunder shall commence at the same time as the Participant’s or Beneficiary’s benefits commence under the Pension Plan, and shall be subject to the same reductions for commencement of payments prior to Normal Retirement Date as apply to the recipient’s benefits under the Pension Plan. Notwithstanding the foregoing, a Participant may elect to receive in a lump sum the actuarial present value of his or her Supplemental Pension under this Determination, and if a Participant dies while employed, his or her Beneficiary may elect to receive in a lump sum the actuarial present value of the Participant’s Supplemental Pension under this Determination. In the case of an unmarried Participant who dies while employed after the Board of Directors’ adoption of certain design modifications to the Pension Plan and the SERP on December 9, 2003, the present value of his or her Supplemental Pension under this Determination shall be determined as if such design modifications had not been adopted. The lump sum actuarial present value calculations shall be based on an interest rate assumption equal to the expected rate of return on assets for financial accounting purposes under the Pension Plan for the year in which the lump sum payment is to be made and on the mortality assumption set forth in the Pension Plan for purposes of calculating lump sum payments.

Article V. Participants

The Board of Directors and the Committee designate as Participants, for purposes of this Determination, any Employee who loses retirement benefits under the Pension Plan because of the Code Section 415(b) maximum benefit limitation on the annual benefit payable from a defined benefit plan such as the Pension Plan; provided, however, that any Employees who have been designated in any other SERP Determination shall be excluded from this Determination to the extent that such other Determination provides for the Supplemental Pension set forth above.

Article VI. Vesting

The Participant shall become vested in the Supplemental Pension payable pursuant to this Determination upon satisfaction of the vesting period provided in the SERP. Nothing in this Determination shall preclude the Board of Directors from discontinuing eligibility to participate in the SERP and this Determination at any time before the Participant shall become vested hereunder.

Article VII. Adoption

This Determination was approved and adopted by the Board of Directors of the Corporation on July 16, 2004, effective for and applicable to Participants whose last day worked for purposes of the Pension Plan is on or after December 9, 2003 (and Participants whose last day worked is before December 9, 2003 but whose severance payments period ends on or after December 9, 2003).